Exhibit 99.1

News Release

ASCENA RETAIL GROUP, INC. PROVIDES UPDATED

FISCAL 2015 FINANCIAL OUTLOOK

MAHWAH, NJ – July 10, 2015 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today announced that it has updated its financial outlook for the quarter and fiscal year ending July 25, 2015 primarily to reflect its recent decision to accelerate its planned merchandise transition at Justice and to incorporate lower than expected top-line performance at Justice and dressbarn. Separately, the Company also announced that in the fourth quarter it expects to take a non-cash, pre-tax goodwill and intangible asset impairment charge in the range of $275 million to $325 million related to Lane Bryant, and a pre-tax charge of approximately $50 million to establish a reserve for the future settlement of the previously disclosed Justice class action litigation.

Subject to completion of the Company’s fourth quarter close and audit of its fiscal year 2015 financial statements, the Company now expects full-year adjusted EBITDA from continuing operations in the range of $365 million to $375 million, and full-year adjusted earnings per diluted share from continuing operations in the range of $0.57 to $0.60 as compared to its prior expectation of $0.70 to $0.75 per share. These ranges exclude the above-mentioned charges for the goodwill and intangible asset impairment and the litigation reserve.

David Jaffe, President and Chief Executive Officer, commented, “While we expected a challenging quarter at Justice due to the sell-down of Spring/Summer merchandise coupled with a significant reduction in promotional activity, our revised fourth quarter expectation incorporates a more complete exit from the existing season’s merchandise mix. After careful consideration, we have determined that an even more aggressive sell-down of Spring/Summer goods at Justice is prudent, and will result in a cleaner selling floor and a well-communicated value proposition for the Fall season. We expect our actions will enable a better start to fiscal year 2016 performance at Justice. We are excited to better align our product, pricing, and marketing initiatives, and expect ultimately to see a strong, sustainable improvement in store-level performance across the chain.”

Jaffe continued, “We did not see dressbarn sales rebound as expected coming out of the third quarter, and are disappointed with the performance of our tops assortment, specifically at higher price points. We are making adjustments to our Fall value pyramid to address this concern. In addition, we are increasing our marketing activity in the Fall season to mitigate ongoing traffic challenges we have observed.”

Jaffe concluded, “While our financial results will be challenged by this transitional period at Justice and underperformance at dressbarn, we are pleased that the balance of our portfolio is performing consistent with our expectations. We remain confident about ascena’s future, and are excited to accelerate the Justice turnaround. We look forward to sharing more detail and initiating our fiscal year 2016 guidance on our year-end earnings call in mid-September.”

Non-GAAP Financial Results

The Company’s updated financial information excludes certain one-time items such as acquisition-related, integration and restructuring expenses, accelerated depreciation of fixed assets related to its integration initiatives, certain costs related to the scheduled closure of Brothers, the goodwill and intangible asset impairment charge and the litigation reserve. Management believes that all such expenses are not indicative of the Company’s underlying operating performance. As such, the updated Fiscal 2015 guidance excludes the effect of such expenses. In addition, this updated guidance makes reference to the financial performance measure of earnings before interest, taxes, depreciation and amortization, as adjusted for the previously mentioned items (“Adjusted EBITDA”). We consider Adjusted EBITDA to be useful to investors because we believe that it is an important indicator of the operational strength of the Company. Reference is made to our Current Report on Form 10-Q for the quarter ended April 25, 2015 for a full discussion on the use of Adjusted EBITDA and a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s filings with the Securities and Exchange Commission.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls under the Justice brand. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.cacique.com, www.maurices.com, www.dressbarn.com, www.catherines.com, and www.shopjustice.com.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(551) 777-6895
ICR, Inc.
James Palczynski
Partner
(203) 682-8229